------
FORM 4
------

                                                                                                       -----------------------------
                                                                                                       |        OMB APPROVAL       |
                                                                                                       -----------------------------
                                                                                                       |OMB Number        3235-0287|
                                                                                                       |Expires:   February 1, 1997|
                                 U.S. SECURITIES AND EXCHANGE COMMISSION                               |Estimated average burden   |
                                          Washington, DC 20549                                         |hours per response .....0.5|
                                                                                                       -----------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[x] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1934
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|                                            |    Medical Manager Corporation (MMGR)        |     Issuer (Check all applicable)    |
| Karl, Jr.        Frederick          B.     |                                              |                                      |
|--------------------------------------------|----------------------------------------------|  [x] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [x] Officer (give [ ] Other (Specify|
|                                            |    Security             |     Month/Year     |              title           below)  |
|                                            |    Number of            |                    |              below                   |
|3001 N. Rocky Point Drive East              |    Reporting Person     |     7/99           | Vice President and General Counsel   |
|--------------------------------------------|    (Voluntary)          |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|Tampe              Florida             33067|                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Reporting Person               |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|COMMON STOCK         |    7/23/99        |   J*  |      |         500|  D    |  *   |        -0-         |      D      |     N/A  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.(Over)
                    (Print or Type Responses)SEC 1474 (8-92)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               |   $11.00/sh  | 7/23/99  | J*  |    |       |127,000 |7/23/99 | 1/30/07| Common |  127,000  |     *       |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               | $29 9/16/sh  | 7/23/99  | J*  |    |       |  5,000 | 7/23/99| 4/30/08| Common |    5,000  |     *       |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| OPTIONS               |  $17.875/sh  | 7/23/99  | J*  |    |       | 10,000 | 7/23/99| 9/3/08 | Common |   10,000  |      *      |
|                       |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |          N/A         |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |          N/A         |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |          N/A         |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

*   The reporting person received the following pursuant to a merger of Medical Manager Corporation with Synetic, Inc.:  (i) 312 shares of Synetic common stock having a market value of $71.375 per share in exchange for the surrender of the 500 shares of
    Medical Manager common stock referred to in Table I, and (ii) by the assumption by Synetic, options to purchase 88,750 shares of
    Synetic common stock in exchange for options to purchase 142,000 shares of Medical Manager common stock referred to in Table II.

**  Intentional misstatements or omissions of facts constitute Federal Criminal                                            7/26/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           ----------------------------------   ----------
                                                                                    ** Signature of Reporting Person      Date
                                                                                         Frederick B. Karl, Jr.
Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 5 for procedure.                                         SEC 1474 (8-92)